AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment to the Enochian Biosciences, Inc.’s Employment Agreement (the “Amendment”) is executed on this 12th day of December 2022, and made effective January 1, 2023 (the “Effective Date”), by and between Mark Dybul, M.D. (hereinafter referred to as “Executive”) and Enochian Biosciences, Inc., a Delaware corporation, (hereinafter referred to as “Company”) and serves to amend that certain Employment Agreement dated August 11, 2021 (the “Employment Agreement”) by and between Executive and the Company. Except as otherwise provided herein in the Amendment, capitalized terms used in this Amendment shall have the same meanings given to them in the Employment Agreement. Executive and Company are collectively referred to as the “Parties” and singularly referred to as “Party.”

RECITALS

WHEREAS, Executive currently is employed by the Company pursuant to the terms of the Employment Agreement (attached hereto as Exhibit 1); and

WHEREAS, the Parties desire to amend the Employment Agreement as described below, but to otherwise maintain in effect in full all other terms of the Employment Agreement; and

WHEREAS, Executive acknowledges that as of the Effective Date of this Amendment, the Company has satisfied all obligations to Executive arising out of, or related to, Executive’s employment with Company including, but not limited to, paying Executive all monies owed to Executive.

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Parties agree as follows:

AMENDMENT

1.       ADOPTION OF RECITALS. The Parties adopt the above recitals as being true and correct, and they are incorporated herein as material parts of this Amendment.

2.       SECTION 4.1. The Parties agree that Section 4.1 of the Employment Agreement shall be deleted, replaced and amended as follows:

4.1 Base Salary. The Company shall pay the Executive an annual rate of base salary of Five Hundred Fifty Thousand Dollars ($550,000) (the “Base Salary”) in periodic installments in accordance with the Company’s customary payroll practices and applicable wage payment laws, but no less frequently than monthly. The Executive’s Base Salary shall be reviewed at least annually by the Board and the Board may, but shall not be required to, increase the Base Salary during the Term.

3.       SECTION 4.2. The Parties agree that Section 4.2 of the Employment Agreement shall be deleted, replaced and amended as follows:

4.2 Variable Compensation. The Executive shall be eligible for additional compensation of up to $800,000 per year in the sole discretion of the Company’s Compensation Committee (the “Variable Compensation”), subject to any additional terms and conditions that may be adopted by the Company’s Compensation Committee from time to time and in accordance with any Short Term Incentive Plan that may be adopted by the Company. In order to be eligible to receive the Variable Compensation, the Executive must be employed by the Company in good standing at the time of payment. The Company will evaluate and determine the Variable Compensation offered each year based on a combination of Company results and individual performance against the actual performance goals established by the Company, subject to the approval of the Board’s Compensation Committee. The Board or a duly authorized committee thereof, in its discretion, may elect to amend and/or discontinue the Variable Compensation offered to the Executive, provided that the Company does so based on a reasonable, good faith assessment of the performance of the Executive and/or the Company. In addition and with respect to 2022 fiscal year, the Compensation Committee has awarded Executive a Variable Compensation cash bonus of One Hundred Thousand Dollars ($100,000), which shall be paid to Executive after the Effective Date and before March 15, 2023.

4.       FULL FORCE AND EFFECT. Except as expressly amended herein, all other terms and provisions of the Employment Agreement shall remain in full force and effect and are hereby ratified and confirmed in all respects.

5.       FURTHER AMENDMENTS. The Employment Agreement shall further be amended wherever appropriate to reflect the changes indicated above.

6.       RIGHT TO REVIEW AND TO SEEK COUNSEL. The Executive acknowledges that K&L Gates LLP represents only the Company in this Amendment and does not represent the interests of the Executive and has not advised the Executive in connection with this Amendment. The Executive further acknowledges that he has had the opportunity to seek independent counsel and tax advice in connection with the execution of this Amendment, and the Executive represents and warrants to the Company (a) that he has sought such independent counsel and advice as he has deemed appropriate in connection with the execution hereof and the transactions contemplated hereby, and (b) that he has not relied on any representation of the Company as to tax matters, or as to the consequences of the execution hereof.

7.       GOVERNING LAW. This Amendment shall be governed and construed in accordance with the laws of the State of Delaware without regard to conflicts of law.

8.       HEADINGS AND CAPTIONS. The titles and captions of paragraphs and subparagraphs contained in this Amendment are provided for convenience of reference only, and shall not be considered terms or conditions of this Amendment.

9.       VALIDITY. The invalidity or unenforceability of any provision of this Amendment shall not affect the validity or enforceability of any other provision of this Amendment, which shall remain in full force and effect.

10.       COUNTERPARTS. This Amendment may be executed in one or more separate counterparts, each of which, when so executed, shall be deemed to be an original. Such counterparts shall, together, constitute and shall be one and the same instrument. This Amendment, and the counterparts thereto, may be executed by the parties using their respective signatures transmitted via email, fax, or electronically via DocuSign.

IN WITNESS WHEREOF, each of the Parties having so agreed to the terms stated herein, have set their hands the date and year below so written.

ENOCHIAN BIOSCIENCES, INC.	EXECUTIVE:

By: /s/ Luisa Puche	By: /s/ Mark Dybul
Name: Luisa Puche	Mark Dybul, M.D.
Title: Chief Financial Officer